Exhibit 99.1
First Western Reports Second Quarter 2025 Financial Results
Second Quarter 2025 Summary
•Total loans increased $115 million, or 4.7%, from $2.43 billion as of Q1 2025 to $2.54 billion as of Q2 2025
•Net interest margin increased 6 basis points from 2.61% in Q1 2025 to 2.67% in Q2 2025
•Net interest income increased $0.4 million from $17.5 million in Q1 2025 to $17.9 million in Q2 2025
•Non-interest expense decreased $0.3 million from $19.4 million in Q1 2025 to $19.1 million in Q2 2025
•Net income available to common shareholders of $2.5 million, or $0.26 per diluted share, in Q2 2025

Denver, Colo., July 24, 2025 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the second quarter ended June 30, 2025.
Net income available to common shareholders was $2.5 million, or $0.26 per diluted share, for the second quarter of 2025. This compares to net income of $4.2 million, or $0.43 per diluted share, for the first quarter of 2025, and net income of $1.1 million, or $0.11 per diluted share, for the second quarter of 2024.
Scott C. Wylie, CEO of First Western, commented, “We executed well in the second quarter and saw positive trends in many areas including loan and deposit growth, an expansion in our net interest margin, well managed expenses, and stable asset quality. We were able to redeploy the cash from the sale of our two largest OREO properties into loan production and securities purchases, which positively impacted our net interest margin. While maintaining our disciplined underwriting and pricing criteria, we had a very strong quarter of loan production, which was well diversified across our markets and loan portfolios. Our strong loan production reflects the healthy economic conditions we continue to see across our markets, as well as the contribution of banking talent we have added over the past few years.

“Our loan and deposit pipelines remain healthy and we expect to see solid balance sheet growth over the second half of the year, along with continued expansion in our net interest margin while we continue to maintain tight expense control. We believe this will continue to result in solid financial performance for our shareholders as we move through the year,” said Mr. Wylie.

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2025	2025	2024
Earnings Summary
Net interest income	$17,884	$17,453	$15,778
Provision for credit losses	1,773	80	2,334
Total non-interest income	6,305	7,345	6,972
Total non-interest expense	19,099	19,361	19,001
Income before income taxes	3,317	5,357	1,415
Income tax expense	814	1,172	339
Net income available to common shareholders	2,503	4,185	1,076
Basic earnings per common share	0.26	0.43	0.11
Diluted earnings per common share	0.26	0.43	0.11

Return on average assets (annualized)	0.36%	0.59%	0.15%
Return on average shareholders' equity (annualized)	3.90	6.63	1.73
Return on tangible common equity (annualized)(1)	4.40	7.44	2.00
Net interest margin	2.67	2.61	2.35
Efficiency ratio(1)	78.83	79.16	82.25
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Second Quarter 2025
Revenue
Total income before non-interest expense was $22.4 million for the second quarter of 2025, a decrease of 9.3% from $24.7 million for the first quarter of 2025. Gross revenue(1) was $24.2 million for the second quarter of 2025, a decrease of 1.6% from $24.6 million for the first quarter of 2025. Relative to the first quarter of 2025, the decrease in total income before non-interest expense was primarily driven by an increase in the Provision for credit losses and decreases in Net gain on loans held for sale and Net gain on other real estate owned, partially offset by an increase in Net interest income. Relative to the second quarter of 2024, total income before non-interest expense increased 9.8% from $20.4 million and Gross revenue increased 4.8% from $23.1 million. Relative to the second quarter of 2024, the increase in total income before non-interest expense was primarily driven by an increase in Net interest income and decrease in the Provision for credit losses, partially offset by a decrease in Net gain on mortgage loans.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Margin
Net interest margin for the second quarter of 2025 increased 6 basis points to 2.67% from 2.61% reported in the first quarter of 2025, primarily due to a decrease in cost of deposits and increase in interest-earning assets yield. The decrease in cost of deposits was primarily due to lower rates on time deposits and the increase in interest-earning assets yield was primarily due to an improved mix in average interest-earning asset balances.
The yield on interest-earning assets increased 4 basis points to 5.61% from 5.57% reported in the first quarter of 2025 and the cost of interest-bearing liabilities decreased 2 basis points to 3.63% from 3.65% reported in the first quarter of 2025.
Relative to the second quarter of 2024, net interest margin increased 32 basis points from 2.35%, primarily due to a 42 basis point decrease in total cost of funds as a result of the lower interest rate environment.

Net Interest Income
Net interest income for the second quarter of 2025 was $17.9 million, an increase of 2.3% from $17.5 million for the first quarter of 2025. The increase quarter over quarter was primarily driven by a 6 basis point increase in net interest margin, offset partially by a decline in average interest-earning assets. Relative to the second quarter of 2024, net interest income increased 13.3% from $15.8 million. The increase compared to the second quarter of 2024 was primarily driven by a 32 basis point increase in net interest margin, offset partially by a decline in average interest-earnings assets.
Non-interest Income
Non-interest income for the second quarter of 2025 was $6.3 million, a decrease of 13.7% from $7.3 million in the first quarter of 2025. The decrease was driven primarily by decreases in Net gain on other real estate owned, Net gain on loans held for sale, and Risk management and insurance fees, partially offset by an increase in Net gain on mortgage loans due to an increase in origination volume. The first quarter of 2025 included a Net gain on other real estate of $0.5 million due to the sale of our two largest OREO properties as well as a Net gain on loans held for sale of $0.2 million due to the reversal of a previous quarter's write-down on a non-performing loan.
Relative to the second quarter of 2024, non-interest income decreased $0.7 million, driven primarily by a decrease in Net gain on mortgage loans due to a decrease in origination volume.
Non-interest Expense
Non-interest expense for the second quarter of 2025 was $19.1 million, a decrease of 1.5% from $19.4 million in the first quarter of 2025. The decrease was primarily driven by a decrease in Salaries and employee benefits due to the seasonality of payroll taxes, partially offset by an increase in Professional services.
Relative to the second quarter of 2024, non-interest expense increased 0.5% from $19.0 million, driven primarily by an increase in Occupancy and equipment expenses, partially offset by a decrease in Salaries and employee benefits.
The Company’s efficiency ratio(1) was 78.8% in the second quarter of 2025, compared with 79.2% in the first quarter of 2025 and 82.3% in the second quarter of 2024.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $0.8 million for the second quarter of 2025, compared to $1.2 million for the first quarter of 2025, and $0.3 million for the second quarter of 2024.
Loans
Total loans held for investment were $2.54 billion as of June 30, 2025, an increase of $115 million or 4.7% compared to March 31, 2025. Changes in the quarter included net growth in the Cash, securities, and other and 1-4 family residential portfolios, partially offset by a net decrease in the Construction and development portfolio. Relative to the second quarter of 2024, total loans held for investment increased from $2.46 billion as of June 30, 2024, primarily driven by net growth in the 1-4 family residential and Non-owner occupied commercial real estate portfolios, partially offset by net decreases in the Construction and development and Commercial and industrial portfolios.

Deposits
Total deposits were $2.53 billion as of June 30, 2025, an increase of 0.4% from $2.52 billion as of March 31, 2025. Relative to the second quarter of 2024, total deposits increased from $2.41 billion as of June 30, 2024, driven primarily by an increase in Interest-bearing deposits.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were a combined $163.4 million as of June 30, 2025, an increase of $111.8 million from $51.6 million as of March 31, 2025. The change when compared to March 31, 2025 was primarily driven by net draws on the Company's FHLB line of credit as a result of interest-earning asset growth during the quarter. Relative to the second quarter of 2024, borrowings decreased $28.1 million from $191.5 million as of June 30, 2024. The decrease in borrowings from June 30, 2024 was primarily driven by Bank Term Funding Program ("BTFP") payoffs and net pay downs on the Company's FHLB line of credit as a result of deposit growth.
Subordinated notes were $44.7 million as of June 30, 2025, compared to $44.6 million as of March 31, 2025. Subordinated notes decreased $7.8 million from $52.5 million as of June 30, 2024. Relative to the second quarter of 2024, the decrease was primarily due to the redemption of $8.0 million of subordinated notes that became eligible to call in the first quarter of 2025.
Assets Under Management
Assets Under Management (“AUM”) was $7.50 billion as of June 30, 2025, an increase of $320 million, or 4.5%, from $7.18 billion as of March 31, 2025. The increase in AUM during the quarter was primarily attributable to improving market conditions. Compared to June 30, 2024, total AUM increased 6.9% from $7.01 billion.
Credit Quality
Non-performing assets totaled $18.8 million, or 0.62% of Total assets, as of June 30, 2025, compared to $17.1 million, or 0.59% of total assets, as of March 31, 2025. The increase in non-performing assets during the quarter was due to additions to non-performing loans. As of June 30, 2024, non-performing assets totaled $49.3 million, or 1.68% of total assets. Relative to the second quarter of 2024, the decrease in non-performing assets was primarily driven by the sale of two OREO properties, partially offset by additions to non-performing loans. OREO totaled $4.4 million as of June 30, 2025 and March 31, 2025, a decrease of $7.0 million from $11.4 million as of June 30, 2024.
Non-performing loans totaled $14.4 million as of June 30, 2025, an increase of $1.6 million from $12.8 million as of March 31, 2025. The increase was due to the addition of one credit relationship that is in active workout. This relationship is secured by a residential real estate asset, business assets, and a personal guarantee. As of June 30, 2024, non-performing loans totaled $37.9 million. The decrease when compared to June 30, 2024 was driven by the migration of one loan relationship out of non-performing loans and into OREO, partially offset by additions to non-performing loans.
During the second quarter of 2025, the Company recorded provision expense of $1.8 million, compared to $0.1 million in the first quarter of 2025 and $2.3 million in the second quarter of 2024. The increase in provision expense recorded in the second quarter of 2025 compared to the first quarter of 2025 was primarily driven by loan growth and charge-offs.

Capital
As of June 30, 2025, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of June 30, 2025, the Bank was classified as “well capitalized,” as summarized in the following table:

June 30,
2025
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.96%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.96
Total capital to risk-weighted assets	12.67
Tier 1 capital to average assets	8.31

Bank Capital
Tier 1 capital to risk-weighted assets	11.36%
CET1 to risk-weighted assets	11.36
Total capital to risk-weighted assets	12.13
Tier 1 capital to average assets	9.49
Book value per common share increased 0.8% from $26.44 as of March 31, 2025 to $26.64 as of June 30, 2025. Book value per common share increased 4.3% from $25.55 as of June 30, 2024.
Tangible book value per common share(1) increased 0.9% from $23.18 as of March 31, 2025, to $23.39 as of June 30, 2025. Tangible book value per common share increased 5.0% from $22.27 as of June 30, 2024.
During the three months ended June 30, 2025, the Company repurchased 26,287 shares for $0.5 million.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, July 25, 2025. Telephone access: https://register-conf.media-server.com/register/BI4e9784b7b6ee4a528ae8f3affe52d2ee.
A slide presentation relating to the second quarter 2025 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of changes in interest rates could reduce our net interest margins and net interest income; increased credit risk, including as a result of deterioration in economic conditions, could require us to increase our allowance for credit losses and could have a material adverse effect on our results of operations and financial condition; the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 7, 2025 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands, except per share amounts)	2025	2025	2024
Interest and dividend income:
Loans, including fees	$35,085	$34,068	$35,275
Loans accounted for under the fair value option	85	111	168
Investment securities	819	681	651
Interest-bearing deposits in other financial institutions	1,356	2,221	1,855
Dividends, restricted stock	155	128	105
Total interest and dividend income	37,500	37,209	38,054

Interest expense:
Deposits	18,208	18,516	20,848
Other borrowed funds	1,408	1,240	1,428
Total interest expense	19,616	19,756	22,276
Net interest income	17,884	17,453	15,778
Less: Provision for credit losses	1,773	80	2,334
Net interest income, after provision for credit losses	16,111	17,373	13,444

Non-interest income:
Trust and investment management fees	4,512	4,677	4,875
Net gain on mortgage loans	1,187	1,067	1,820
Net gain on loans held for sale	—	222	—
Bank fees	293	422	327
Risk management and insurance fees	47	259	109
Income on company-owned life insurance	112	110	106
Net gain (loss) on loans accounted for under the fair value option	26	6	(315)
Net gain on other real estate owned	—	459	—
Unrealized gain (loss) recognized on equity securities	3	11	(2)
Other	125	112	52
Total non-interest income	6,305	7,345	6,972
Total income before non-interest expense	22,416	24,718	20,416

Non-interest expense:
Salaries and employee benefits	11,019	11,480	11,097
Occupancy and equipment	2,224	2,210	2,080
Professional services	1,855	1,704	1,826
Technology and information systems	1,030	1,078	1,042
Data processing	1,166	1,122	1,101
Marketing	267	216	243
Amortization of other intangible assets	52	51	56
Other	1,486	1,500	1,556
Total non-interest expense	19,099	19,361	19,001
Income before income taxes	3,317	5,357	1,415
Income tax expense	814	1,172	339
Net income available to common shareholders	$2,503	$4,185	$1,076
Earnings per common share:
Basic	$0.26	$0.43	$0.11
Diluted	0.26	0.43	0.11

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30,	March 31,	June 30,
(dollars in thousands)	2025	2025	2024
Assets
Cash and cash equivalents:
Cash and due from banks	$12,353	$15,924	$6,374
Interest-bearing deposits in other financial institutions	219,961	255,658	239,425
Total cash and cash equivalents	232,314	271,582	245,799

Held-to-maturity debt securities (fair value of $93,979, $67,479 and $71,067, respectively), net of allowance for credit losses of $71	99,825	73,775	78,927
Correspondent bank stock, at cost	11,254	5,968	10,804
Mortgage loans held for sale, at fair value	24,151	10,557	26,856
Loans (includes $5,099, $6,112, and $10,190 measured at fair value, respectively)	2,540,096	2,425,367	2,456,063
Allowance for credit losses	(18,994)	(17,956)	(27,319)
Loans, net	2,521,102	2,407,411	2,428,744
Premises and equipment, net	24,488	24,554	24,657
Accrued interest receivable	10,783	10,623	11,339
Accounts receivable	4,435	4,505	5,118
Other receivables	4,915	4,608	4,875
Other real estate owned, net	4,385	4,385	11,421
Goodwill and other intangible assets, net	31,524	31,576	31,741
Deferred tax assets, net	2,809	2,856	6,123
Company-owned life insurance	17,184	17,071	16,741
Other assets	37,628	36,829	34,410
Total assets	$3,026,797	$2,906,300	$2,937,555

Liabilities
Deposits:
Noninterest-bearing	$361,656	$409,696	$396,702
Interest-bearing	2,167,473	2,105,701	2,014,190
Total deposits	2,529,129	2,515,397	2,410,892
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	163,416	51,612	191,505
Subordinated notes	44,673	44,621	52,451
Accrued interest payable	1,406	2,371	2,243
Other liabilities	29,326	35,744	33,589
Total liabilities	2,767,950	2,649,745	2,690,680

Shareholders’ Equity
Total shareholders’ equity	258,847	256,555	246,875
Total liabilities and shareholders’ equity	$3,026,797	$2,906,300	$2,937,555

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	June 30,	March 31,	June 30,
(dollars in thousands)	2025	2025	2024
Loan Portfolio
Cash, Securities, and Other	$161,725	$101,078	$143,720
Consumer and Other	15,778	16,688	15,645
Construction and Development	255,870	291,133	309,146
1-4 Family Residential	1,012,662	971,179	904,569
Non-Owner Occupied CRE	655,954	636,820	609,790
Owner Occupied CRE	196,692	182,417	189,353
Commercial and Industrial	239,278	223,197	277,973
Total	2,537,959	2,422,512	2,450,196
Loans accounted for under the fair value option	5,235	6,280	10,494
Total loans held for investment	2,543,194	2,428,792	2,460,690
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(1)	(3,098)	(3,425)	(4,627)
Loans (includes $5,099, $6,112, and $10,190 measured at fair value, respectively)	$2,540,096	$2,425,367	$2,456,063
Mortgage loans held for sale	24,151	10,557	26,856

Deposit Portfolio
Money market deposit accounts	$1,632,997	$1,566,737	$1,342,753
Time deposits	397,006	379,533	519,597
Interest checking accounts	123,967	144,980	135,759
Savings accounts	13,503	14,451	16,081
Total interest-bearing deposits	2,167,473	2,105,701	2,014,190
Noninterest-bearing accounts	361,656	409,696	396,702
Total deposits	$2,529,129	$2,515,397	$2,410,892
____________________
(1) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands)	2025	2025	2024
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$121,950	$198,294	$141,600
Debt securities	85,739	75,592	75,461
Correspondent bank stock	7,199	5,806	4,801
Gross loans	2,443,758	2,407,482	2,443,937
Mortgage loans held for sale	18,803	13,593	20,254
Loans held at fair value	5,690	6,846	11,314
Total interest-earning assets	2,683,139	2,707,613	2,697,367
Noninterest-earning assets	126,397	145,479	119,247
Total assets	$2,809,536	$2,853,092	$2,816,614

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,047,570	$2,090,505	$2,001,691
FHLB and Federal Reserve borrowings	75,362	51,885	67,196
Subordinated notes	44,639	52,495	52,414
Total interest-bearing liabilities	2,167,571	2,194,885	2,121,301
Noninterest-bearing liabilities:
Noninterest-bearing deposits	352,391	363,922	412,741
Other liabilities	32,794	41,656	34,051
Total noninterest-bearing liabilities	385,185	405,578	446,792
Total shareholders’ equity	256,780	252,629	248,521
Total liabilities and shareholders’ equity	$2,809,536	$2,853,092	$2,816,614

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	4.46%	4.54%	5.27%
Debt securities	3.83	3.65	3.47
Correspondent bank stock	8.64	8.94	8.80
Loans	5.71	5.71	5.75
Loan held at fair value	5.99	6.58	5.97
Mortgage loans held for sale	6.61	5.46	6.83
Total interest-earning assets	5.61	5.57	5.67
Interest-bearing deposits	3.57	3.59	4.19
Total deposits	3.04	3.06	3.47
FHLB and Federal Reserve borrowings	4.14	3.92	4.14
Subordinated notes	5.66	5.70	5.66
Total interest-bearing liabilities	3.63	3.65	4.22
Net interest margin	2.67	2.61	2.35
Net interest rate spread	1.98	1.92	1.45

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands, except share and per share amounts)	2025	2025	2024
Asset Quality
Non-performing loans	$14,394	$12,758	$37,909
Non-performing assets	18,779	17,143	49,330
Net charge-offs (recoveries)	657	566	(9)
Non-performing loans to total loans	0.57%	0.53%	1.54%
Non-performing assets to total assets	0.62	0.59	1.68
Allowance for credit losses to non-performing loans	131.96	140.74	72.06
Allowance for credit losses to total loans	0.75	0.74	1.11
Net charge-offs to average loans	0.03	0.02	*

Assets Under Management	$7,497,361	$7,176,624	$7,011,796

Market Data
Book value per share at period end	$26.64	$26.44	$25.55
Tangible book value per common share(1)	23.39	23.18	22.27
Weighted average outstanding shares, basic	9,707,924	9,704,419	9,647,345
Weighted average outstanding shares, diluted	9,809,321	9,798,591	9,750,667
Shares outstanding at period end	9,717,922	9,704,320	9,660,549

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.96%	10.35%	9.92%
CET1 to risk-weighted assets	9.96	10.35	9.92
Total capital to risk-weighted assets	12.67	13.15	13.44
Tier 1 capital to average assets	8.31	8.12	7.91

Bank Capital
Tier 1 capital to risk-weighted assets	11.36%	11.76%	11.22%
CET1 to risk-weighted assets	11.36	11.76	11.22
Total capital to risk-weighted assets	12.13	12.52	12.35
Tier 1 capital to average assets	9.49	9.24	8.95
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands, except share and per share amounts)	2025	2025	2024
Tangible Common
Total shareholders' equity	$258,847	$256,555	$246,875
Less: goodwill and other intangibles, net	31,524	31,576	31,741
Tangible common equity	$227,323	$224,979	$215,134

Common shares outstanding, end of period	9,717,922	9,704,320	9,660,549
Tangible common book value per share	$23.39	$23.18	$22.27
Net income available to common shareholders	2,503	4,185	1,076
Return on tangible common equity (annualized)	4.40%	7.44%	2.00%

Efficiency
Non-interest expense	$19,099	$19,361	$19,001
Less: OREO expenses and write-downs	53	(80)	29
Adjusted non-interest expense	$19,046	$19,441	$18,972

Total income before non-interest expense	$22,416	$24,718	$20,416
Less: unrealized gain (loss) recognized on equity securities	3	11	(2)
Less: net gain (loss) on loans accounted for under the fair value option	26	6	(315)
Less: net gain on loans held for sale	—	222	—
Plus: provision for credit losses	1,773	80	2,334
Gross revenue	$24,160	$24,559	$23,067
Efficiency ratio	78.83%	79.16%	82.25%